                                                                     EXHIBIT K17

                    [LETTERHEAD OF A.G. EDWARDS & SONS, INC.]


                                  May 14, 2003

CONFIDENTIAL

The New America High Income Fund, Inc.
33 Broad Street
Boston, Massachusetts 02109

Attention:        Robert F. Birch
                  President

Ladies and Gentlemen:

We understand that The New America High Income Fund, Inc. (the "Fund") is reviewing a potential best efforts offering (the "Offering") of approximately 23 million shares of the Fund's common stock (the "Common Stock"), pursuant to transferable subscription rights (the "Rights"). You have requested that A.G. Edwards & Sons, Inc. ("Edwards") act as exclusive financial advisor to the Fund as it plans, executes and closes the Offering. This letter will confirm the arrangements under which the Fund will retain Edwards to act as its financial advisor.

                           THE SCOPE OF THE ENGAGEMENT

You have agreed to engage Edwards to provide the Fund with certain financial advisory services. During the terms of its engagement, Edwards will provide the Fund with financial advice and assistance in connection with the Offering, which services Edwards anticipates to include, if requested, the following:

     1. Assisting the Fund in structuring the offering, including a review of all proposed terms, the development of a pricing formula, analysis of the PRO FORMA impact of alternative structures, and a review of comparable terms in the market for rights offerings by closed-end funds in the past several years.

     2. Preparing materials for the consideration of the Fund's Board of Directors as it makes decisions about structure, timing and pricing.

     3. Assist in coordinating activities with the other principal participants in the process, including the Fund's counsel, accountants and subscription agent.

     4. Reviewing and assisting with the preparation of the Fund's Prospectus, Registration Statement on Form N-2 and related documents.

     5. Developing an information strategy and related communications process, including the creation of informational materials, forms and planned contact with Wall Street Reorganization and other professionals.

The New America High Income Fund, Inc.
May 14, 2003
Page 2


     6. Using our best efforts to ensure an efficient and orderly trading market for the Rights, consistent with the Fund's intent to list the Rights for trading on the New York Stock Exchange.

In our role as financial advisor, Edwards will rely on the financial statements, forecasts and other information relating to the Fund that are material to an investment decision to purchase or exercise the Rights (collectively, the "Information") that are publicly available or provided to us by the Fund and will assume that the Information is accurate in all material respects. Edwards will not attempt to independently verify the accuracy or completeness of any of the Information, nor will Edwards make any independent evaluation or appraisal of the assets of the Fund. Edwards will assume that forecasts and other information supplied to, discussed with or otherwise made available to us reflect the best currently available estimates and judgments of the management of the Fund as to the future financial performance of the Fund.

                           THE FEE PAYABLE TO EDWARDS

The Fund has agreed to pay Edwards a non-refundable fee for this engagement of $150,000, $25,000 of which is due as of the date of this letter and $125,000 of which is due upon the expiration date of the Offering. In the event that the Fund terminates the Offering prior to the expiration date for any reason, the aforementioned $125,000 fee will not be due and payable to Edwards. In addition, the Fund has agreed to reimburse Edwards periodically, upon request, and upon the consummation of the Offering or upon termination of our services pursuant to this letter agreement for all of our reasonable out-of-pocket expenses (which, without your consent, will not exceed $5,000).

                         THE INDEMNIFICATION OF EDWARDS

The Fund has agreed to indemnify and hold harmless Edwards pursuant to the Indemnification Agreement which is attached and incorporated into this letter as if set forth in full herein.

                            MISCELLANEOUS PROVISIONS

You have agreed that any advice rendered by Edwards during the course of participating in meetings of the Fund, as well as any written materials provided by Edwards, will be solely for the confidential use of the Fund and its management and, except as required by law, will not be reproduced, summarized, described, characterized or referred to or given to any other person for any purpose without Edwards' prior written consent.

Edwards expressly agrees that (except as required by law or contract) the Fund will have no obligation to consummate an Offering and at any time may, for whatever reasons it deems appropriate, refuse to complete or refuse to consummate an Offering.

Edwards is being engaged solely to provide the described services to the Fund. The Fund expressly agrees that Edwards is not acting as an agent or fiduciary of, and shall have no duties or liability to, the shareholders of the Fund or to any third party in connection with its

The New America High Income Fund, Inc.
May 14, 2003
Page 3


engagement hereunder. The Fund agrees that Edwards has the right to place advertisements in financial and other newspapers and journals at its own expense describing its services hereunder. The Fund also agrees that press releases announcing actions taken by the Fund in connection with this engagement will acknowledge Edwards as the Fund's exclusive financial advisor in connection with the Offering.

The agreement between the Fund and Edwards may be terminated at any time by either the Fund or Edwards, with or without cause, at any time commencing six months after the date of this letter upon thirty days' prior written notice to that effect to the other party; provided, however, that (i) any fees earned and expenses incurred will become payable immediately; and (ii) the terms of indemnification will survive such termination.

This agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Massachusetts. This agreement may not be modified or amended except in writing signed by all of the parties. This agreement represents the entire understanding between the Fund and Edwards as to the subject matter hereof, and all prior discussions and negotiations are merged into this agreement. This letter may be executed by each party in separate counterparts, each of which will be deemed an original, and all such counterparts will together constitute one and the same instrument.

If the terms of Edwards' engagement as set forth in this letter are satisfactory, please sign the enclosed copy of this letter and the indemnification form and return them to us. We look forward to working with you on this assignment and appreciate the opportunity to be of service to The New America High Income Fund, Inc.

                            Sincerely,

                             A.G. EDWARDS & SONS, INC.


                             By:      /s/ Michael S. Burd
                                      --------------------------------------
                                      Michael S. Burd
                                      Managing Director - Investment Banking

Accepted:

THE NEW AMERICA HIGH INCOME FUND, INC.


By:      /s/ Robert F. Birch
         -------------------------------------------
         Robert F. Birch
         President

Date:    5/15/03
         ---------------------------------

Enclosure

                            INDEMNIFICATION AGREEMENT

                     The New America High Income Fund, Inc.

                                  May 14, 2003

A.G. Edwards & Sons, Inc.
One Boston Place
Suite 3660
Boston, MA 02108

Attention: Michael S. Burd

Gentlemen:

A.G. Edwards & Sons, Inc. ("Edwards") has been engaged by The New America High Income Fund, Inc., (the "Fund") pursuant to a letter agreement of even date herewith, as the same may be amended or modified from time to time hereafter ("Engagement Letter").

In connection with or arising out of or relating to the engagement of Edwards pursuant to the Engagement Letter (the "Engagement"), the Fund, its successors and assigns, will indemnify and hold harmless Edwards and each of the Other Indemnified Parties (as defined below) from and against any and all losses, claims, damages, liabilities, judgments, actions, suits or proceedings of any kind or nature (collectively, "Losses") and costs or expenses incurred by them of any kind or nature, including but not limited to all fees and expenses of their counsel and all travel and other expenses incurred by them, in connection with the investigation of, preparation for, defense or settlement of any pending or threatened claim, litigation, proceeding, appeal or other action (collectively, "Expenses"), as they may be incurred, in connection with or arising out of or relating to the Engagement; provided, however, that the Fund shall not be obligated to indemnify Edwards or the Other Indemnified Parties with respect to Losses or Expenses which are finally judicially determined, by a court of competent jurisdiction within the United States, to have resulted primarily from the gross negligence or willful misconduct of Edwards in fulfilling its duties under the Engagement Letter.

As used herein, the "Other Indemnified Parties" shall mean and include each and all of the following: Edwards' affiliates, the respective directors, officers, agents, consultants and employees of and counsel to Edwards and its affiliates, each person controlling (within the meaning of the Securities Act of 1933, as amended) Edwards or any of its affiliates, and the successors, assigns, heirs and personal representatives of any of the foregoing.

If multiple claims are brought in arbitration in connection with or arising out of or relating to the Engagement, with respect to at least one of which indemnification is provided for in this letter, any arbitration award shall be conclusively deemed to be based on claims as to which indemnification is provided for in this letter, except to the extent the arbitration award expressly states that the award, or any portion thereof, is based solely on a claim as to which indemnification is not available.

If the indemnification referred to in this letter should, for any reason whatsoever, be unenforceable, unavailable or otherwise insufficient to hold Edwards and the Other Indemnified Parties harmless (except as set forth above with respect to Losses or Expenses which are determined to have resulted primarily from the gross negligence or willful misconduct of Edwards), then the Fund shall, in lieu of indemnifying Edwards and the Other Indemnified Parties, contribute to such amount paid or payable by such indemnified party or parties for Losses and Expenses in such proportion as is appropriate (i) to reflect the relative benefits received by the Fund on the one hand and Edwards and the Other Indemnified Parties on the other hand, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect the relative benefits referred to in clause (i) above and also the relative fault of Edwards and the Other Indemnified Parties and the Fund, as well as any other relevant equitable considerations; provided, however, that in no event shall the aggregate contribution of Edwards and the Other Indemnified Parties exceed the amount of the fee actually received by Edwards pursuant to the Engagement Letter.

Neither Edwards nor any of the Other Indemnified Parties shall have any liability whatsoever to the Fund or its affiliates, directors, officers, employees, agents or shareholders, directly or indirectly, in connection with or arising out of or related to the Engagement, except Losses incurred by the Fund which are finally judicially determined, by a court of competent jurisdiction within the United States, to have resulted primarily from the gross negligence or willful misconduct of Edwards in fulfilling its duties under the Engagement Letter. In no event, regardless of the theory advanced, shall Edwards or the Other Indemnified Parties be liable for any consequential, indirect, incidental or special damages of any nature.

The Fund will not, without the prior written consent of Edwards, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, litigation, proceeding, appeal or other action related to the Engagement unless the settlement, compromise or consent includes an express unconditional release of Edwards and the Other Indemnified Parties from all liability and obligations arising therefrom.

The Fund's obligations referred to herein shall be in addition to any rights that Edwards and the Other Indemnified Parties may otherwise have. The Fund's obligations referred to herein will remain operative regardless of any termination or completion of Edwards' services.

                                   Sincerely,

                                   THE NEW AMERICA HIGH INCOME FUND, INC.

                                   By:      /s/ Robert. F. Birch
                                            -----------------------------
                                            Robert F. Birch
                                            President

                                   Date:    5/15/03
                                            -----------------------------